Exhibit 8








                                                      May 24, 1999


Metropolitan Edison Company
2800 Pottsville Pike
Reading, Pennsylvania 19605

Met-Ed Capital II, L.P.
c/o GPU Service, Inc.
310 Madison Avenue
Morristown, NJ 07962

Met-Ed Capital Trust
c/o GPU Service, Inc.
310 Madison Avenue
Morristown, NJ 07962

            Re: Metropolitan Edison Company, Met-Ed Capital II, L.P., and Met-Ed Capital Trust - Trust Securities

Dear Gentlemen:

            We have acted as special tax and ERISA counsel to Metropolitan Edison Company, a Pennsylvania corporation (the "Company"), Met-Ed Capital II, L.P., a Delaware limited partnership ("Met-Ed Capital"), and Met-Ed Capital Trust, a Delaware business trust (the "Trust") in connection with the proposed issuance and sale of up to a maximum of $100,000,000 aggregate initial offering price of interests of the Trust (the "Trust Securities") the proceeds of which will be used to purchase limited partnership interests in Met-Ed Capital (the "Preferred Securities"), the proceeds of which, together with the capital contribution of Met-Ed Preferred Capital II, Inc., the general partner of Met-Ed Capital, will be used to purchase Subordinated Debentures of the Company pursuant to a prospectus (the "Basic Prospectus") which constitutes a part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), which was initially filed on September 4, 1998

Metropolitan Edison Company                                                 -2-




and amended by Amendment No. 1 filed on February 4, 1999, with the Securities and Exchange Commission (the "Registration Statement") and the Prospectus Supplement dated May 24, 1999 (the "Prospectus Supplement", and together with the Basic Prospectus, the "Prospectus").

            We have examined originals or copies, certified or otherwise identified to our satisfaction, of those agreements, certificates and other statements of corporate officers and other representatives of the Company, Met-Ed Capital and the Trust, as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

            Based on and subject to the  foregoing,  we are of the opinion that:
(i) the section entitled "Certain Federal Income Tax Considerations" in the Prospectus contains an accurate general description, under currently applicable law, of the material United States federal income tax considerations that apply to holders of the Trust Securities; and (ii) the section entitled "ERISA Considerations" in the Prospectus contains an accurate general description, under currently applicable law, of the material ERISA considerations that apply to holders of the Trust Securities.

            We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm under the caption "Certain Federal Income Tax Considerations" in the Prospectus. In giving this consent we do not hereby agree that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.



                                    Very truly yours,



                                    Carter, Ledyard & Milburn

JJC:jdr